Exhibit (g)(1)

CUSTODIAN AGREEMENT

THIS CUSTODIAN AGREEMENT (this Agreement), is entered into as of July 31, 2014, by and between Matthews A Share Selections Fund, LLC, a limited liability company organized under the laws of the State of Delaware (the Company), and BROWN BROTHERS HARRIMAN & CO., a limited partnership formed under the laws of the State of New York (BBH&Co. or the Custodian).

WITNESSETH:

WHEREAS, the Company wishes to employ BBH&Co. to act as global custodian for each of its existing or additional series of the Company (each, a Fund) listed on Appendix A hereto, as amended from time to time, and to provide related services, all as provided herein, and BBH&Co. is willing to accept such employment, subject to the terms and conditions herein set forth;

NOW, THEREFORE, in consideration of the mutual covenants and agreements herein contained, the Company and BBH&Co. hereby agree, as follows:

1.           Appointment of Custodian. The Company hereby appoints BBH&Co. as the custodian for each Fund, and BBH&Co. hereby accepts such appointment. All Investments delivered to the Custodian or its Agents or Subcustodians shall be dealt with as provided in this Agreement. The duties of the Custodian with respect to such Investments shall be only as set forth expressly in this Agreement, which duties are generally comprised of safekeeping and various administrative duties that will be performed in accordance with Instructions and as reasonably required to effect Instructions.

2.           Representations, Warranties and Covenants of the Company. The Company hereby represents, warrants and covenants each of the following:

2.1 This Agreement has been, and at the time of delivery of each Instruction such Instruction will have been, duly authorized, executed and delivered by the Company. This Agreement does not violate any Applicable Law or conflict with or constitute a default under the Company’s prospectus or other organizational document, agreement, judgment, order or decree to which the Company is a party or by which it or any of its Investments is bound,.

2.2 By providing an Instruction with respect to the first acquisition of an Investment in a jurisdiction other than the United States of America, the Company shall be deemed to have confirmed to the Custodian that the Company has (a) assessed and accepted all material Country Risks, Sanctions Risks and Sovereign Risks, (b) made all determinations required to be made by the Company under Applicable Law, and (c) appropriately and adequately disclosed to all persons who have rights in or to such Investments, all material investment risks, including those relating to the custody and settlement infrastructure or the servicing of securities in such jurisdiction.

2.3 The Company shall safeguard and shall solely be responsible for the safekeeping of any testkeys, identification codes, passwords, other security devices or statements of account with which the Custodian provides. In furtherance of and without limiting the foregoing, in the event the Company utilizes any on-line service offered by the Custodian, the Company and the Custodian shall be fully responsible for the security of each party’s connecting terminal, access thereto and the proper and authorized use thereof and the initiation and application of continuing effective safeguards in respect thereof. Additionally, if the Company uses any on-line or similar communications service made available by the Custodian, the Company shall be solely responsible for ensuring the security of its access to the service and for the use of the service, and shall only attempt to access the service and the Custodian’s computer systems as directed by the Custodian. If the Custodian provides any computer software to the Company relating to the services described in this Agreement, the Company will only use the software for the purposes for which the Custodian provided the software to the Company, and will abide by the license agreement accompanying the software and any other security policies which the Custodian provides to the Company.

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2.4            Notwithstanding anything in this Agreement to contrary effect, the Company specifically represents and warrants to the Custodian that it shall at all times be principally liable for the repayment of any Advance made by the Custodian under this Agreement.

2.5            By providing an Instruction in respect of an Investment (which Instruction may relate to among other things, the execution and/or settlement of trades), the Company hereby (i) authorizes BBH&Co. to complete such documentation as may be required or appropriate for the execution of the Instruction, and agrees to be contractually bound by the terms of such documentation “as is” without recourse against BBH&Co.; (ii) represents, warrants and covenants that it has accepted and agreed to comply with all Applicable Law, terms and conditions by which it and/or the Investment may be bound, including without limitation, requirements imposed by the Investment prospectus or offering circular, subscription agreement, any application or other documentation relating to the Investment (e.g., compliance with suitability requirements and eligibility restrictions); (iii) acknowledges and agrees that BBH&Co. will not be responsible for the accuracy of any information provided to it by or on behalf of the Company, or for any underlying commitment or obligation inherent to the Investment; (iv) represents, warrants and covenants that except as otherwise provided for in Section 2.5.1, it will not effect any sale, transfer or disposition of the Investment held in BBH&Co.’s name by any means other than the issuance of the Instruction by the Company to BBH&Co.; (v) acknowledges that collective investment schemes (and/or their agent(s)) in which the Company invests may pay to BBH&Co. certain fees (including, without limitation, shareholder servicing and/or trailer fees) in respect of the Investment in such schemes; (vi) agrees that BBH&Co. shall have no obligation or responsibility whatsoever to respond to, or provide capital in connection with, any capital calls, letters of intent or other requirements as set out in the prospectus or offering circular of the Investment; (vii) represents, warrants and covenants that it will provide BBH&Co. with such information as is necessary or appropriate to enable BBH&Co.’s performance pursuant to the Instruction or under this Agreement; (viii) represents that it is not a “Plan” (which term includes (1) employee benefit plans that are subject to the Employee Retirement Income Security Act of 1974, as amended (ERISA), and plans, individual retirement accounts and other arrangements that are subject to Section 4975 of the US Internal Revenue Code of 1986, as amended (the Code), (2) plans, individual retirement accounts and other arrangements that are subject to the prohibited transaction provisions of Section 406 of ERISA or Section 4975 of the Code, and (3) entities the underlying assets of which are considered to include “plan assets” of such plans, accounts and arrangements) or an entity purchasing shares on behalf of, or with the “plan assets” of, a Plan; (ix) undertakes to inform BBH&Co. and to keep the same updated as to its status under ERISA or Section 4975 of the Code, each as amended, of the beneficial investor to the Investment, and as to any tax withholding or benefit to which the Investment may be subject; (x) acknowledges that BBH&Co. shall have no obligation to fund any order placed by the Company for which the Company does not have sufficient cash on deposit with BBH&Co.; and (xi) agrees that BBH&Co. shall be held harmless for the acts, omissions or any unlawful activity of any agent of the Company, or any transfer agent or other agent of the Investment.

2.5.1      To the extent that the Company holds Investments in an account opened in the name of BBH&Co. as custodian for and at the direction of the Company, and the Company requests that BBH&Co. provide the Company with the capability to place orders and execute trades in fund shares directly with such fund companies and/or their transfer agents which shall be settled in an account established with each such fund company or its transfer agent, the Company hereby acknowledges that BBH&Co. is under no obligation to agree to such arrangement, but if BBH&Co. so agrees, the Company (i) acknowledges that all relevant terms under Section 2.5 above apply thereto, (ii) authorizes BBH&Co., as custodian, to grant a limited power of attorney to the Company or its designated agent to enable the Company to so execute, (iii) agrees to ensure that any instructions issued by the Company or its designated agent to such fund company or its transfer agent shall also be concurrently submitted to BBH&Co., and (iv) shall adhere to any BBH&Co. procedures established with each such fund company or its transfer agent with respect thereto, including, but not limited to, the terms of the limited power of attorney. The Company also acknowledges and agrees that (1) BBH&Co. is acting solely in its capacity as custodian and is not acting as a broker or introducing broker on behalf of the Company, (2) BBH&Co. is not receiving compensation in connection with the Company’s execution hereunder of trades with each such fund company other than its usual and customary custody fees and transaction charges, (3) it will provide such account opening information to each such fund company and/or its transfer agent as and when requested by such fund company and/or its transfer agent, and (4) BBH&Co. is not responsible for (a) providing information published by the relevant distributor of each such fund company, including, but not limited to, the prospectus for each such Investment in a fund company or for resolving execution queries or complaints relative to any such Investment, and (b) assessing the suitability of any such Investment executed directed by the Company.

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2.6           The Company represents and warrants that it is not resident in or organized under the laws of any country with which transactions or dealings are prohibited under a Sanctions Regime. The Company further warrants that it is not owned or controlled by: (i) the government of any country with which transactions or dealings by any person are prohibited under a Sanctions Regime; (ii) a person or entity resident in or organized under the laws of any country with which transactions or dealings by any person are prohibited under a Sanctions Regime; or (iii) any person or entity on the List of Specially Designated Nationals and Blocked Persons published by OFAC or any comparable Sanctions Regime lists.

2.7           The Company represents and warrants that it will not instruct or otherwise cause Custodian to hold any assets in custody or to engage in or facilitate any transaction that would cause Custodian to violate any Sanctions Regime, including any transaction or dealing with or involving (i) any person or entity subject to any Sanctions Regime, or (ii) any assets owned or controlled by a person or entity that is subject to any Sanctions Regime, or any fund or other investment vehicle that is invested in such assets in violation of any Sanctions Regime (collectively, the Sanctioned Property). The Company further represents and warrants that it will not instruct or cause Custodian to engage in any foreign exchange transaction related to any Sanctioned Property

3.           Representation and Warranty of BBH&Co. BBH&Co. hereby represents and warrants that this Agreement has been duly authorized, executed and delivered by BBH&Co. and does not and will not violate any Applicable Law or conflict with or constitute a default under BBH&Co.’s limited partnership agreement or any agreement, instrument, judgment, order or decree to which BBH&Co. is a party or by which it is bound.

4.           Instructions. Unless otherwise explicitly indicated herein, the Custodian shall perform its duties pursuant to Instructions. As used herein, the term Instruction shall mean a directive initiated by the Company, acting directly or through its board of directors, officers or other Authorized Persons, which directive shall conform to the requirements of this Section 4.

4.1 Authorized Persons. For purposes hereof, an Authorized Person shall be a person or entity authorized to give Instructions for or on behalf of the Company by written notices to the Custodian or otherwise in accordance with procedures delivered to and acknowledged by the Custodian. The Custodian may treat any Authorized Person as having full authority of the Company to issue Instructions hereunder unless the notice of authorization contains explicit limitations as to said authority. The Custodian shall be entitled to rely upon the authority of Authorized Persons until it receives appropriate written notice from the Company to the contrary.

4.2 Form of Instruction. Each Instruction shall be transmitted by such secured or authenticated electro-mechanical means as the Custodian shall make available to the Company from time to time unless the Company shall elect to transmit such Instruction in accordance with Subsections 4.2.1 through 4.2.3.

4.2.1 Company Designated Secured-Transmission Method. Instructions may be transmitted through a secured or tested electro-mechanical means selected by the Company or by an Authorized Person entitled to give Instructions and acknowledged and accepted by the Custodian; it being understood that such acknowledgment shall authorize the Custodian to receive and process such means of delivery but shall not represent a judgment by the Custodian as to the reasonableness or security of the means selected by the Company or the Authorized Person.

4.2.2 Written Instructions. Instructions may be transmitted in a writing that bears the manual signature of Authorized Persons.

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4.2.3 Other Forms of Instruction. Instructions may also be transmitted by another means selected by the Company or an Authorized Person and acknowledged and accepted by the Custodian (subject to the same limits as to acknowledgements as is contained in Subsection 4.2.1 above), including Instructions given orally or by SWIFT or telefax (whether tested or untested).

When an Instruction is given by means established under Subsections 4.2.1 through 4.2.3, it shall be the responsibility of the Custodian to use reasonable care to adhere to any security or other procedures established in writing between the Custodian and the Authorized Person with respect to such means of Instruction, but such Authorized Person shall be solely responsible for determining that the particular means chosen is reasonable under the circumstances. Oral Instructions shall be binding upon the Custodian only if and when the Custodian takes action with respect thereto. With respect to telefax instructions, the parties agree and acknowledge that receipt of legible instructions cannot be assured, that the Custodian cannot verify that authorized signatures on telefax instructions are original or properly affixed, and that the Custodian shall not be liable for losses or expenses incurred through actions taken in reliance on inaccurately stated, illegible or unauthorized telefax instructions. The provisions of Section 4A of the Uniform Commercial Code shall apply to funds transfers performed in accordance with Instructions. The Funds Transfer Services Schedule and the Electronic and Online Services Schedule to this Agreement shall each comprise a designation of a form of a means of delivering Instructions for purposes of this Section 4.2.

4.3 Completeness and Contents of Instructions. The Authorized Person shall be responsible for assuring the adequacy and accuracy of Instructions. Particularly, upon any acquisition or disposition or other dealing in Investments and upon any delivery and transfer of any Investment or moneys, the person initiating such Instruction shall give the Custodian an Instruction with appropriate detail, including, without limitation:

4.3.1 The transaction date and the date and location of settlement;

4.3.2 The specification of the type of transaction;

4.3.3 A description of the Investments or moneys in question, including, as appropriate, quantity, price per unit, amount of money to be received or delivered and currency information. Where an Instruction is communicated by electronic means, or otherwise where an Instruction contains an identifying number such as a CUSIP, SEDOL or ISIN number, the Custodian shall be entitled to rely on such number as controlling notwithstanding any inconsistency contained in such Instruction, particularly with respect to Investment description; and

4.3.4 The name of the broker or similar entity concerned with execution of the transaction.

If the Custodian shall determine that an Instruction is either unclear or incomplete, the Custodian shall give prompt notice of such determination to the Company, and the Company shall thereupon amend or otherwise reform such Instruction. In such event, the Custodian shall have no obligation to take any action in response to the Instruction initially delivered until the redelivery of an amended or reformed Instruction

4.4 Timeliness of Instructions. In giving an Instruction, the Company shall take into consideration delays which may occur due to the involvement of a Subcustodian or Agent, differences in time zones, and other factors particular to a given market, exchange or issuer. When the Custodian has established specific timing requirements or deadlines with respect to particular classes of Instructions, or when an Instruction is received by the Custodian at such a time that it could not reasonably be expected to have acted on such Instruction due to time zone differences or other factors beyond its reasonable control, the execution of any Instruction received by the Custodian after such deadline or at such time (including any modification or revocation of a previous Instruction) shall be at the risk of the Company.

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5.          Safekeeping of Company Assets. The Custodian shall hold Investments delivered to it or the Subcustodians for the Company in accordance with the provisions of this Section 5. The Custodian shall not be responsible for (a) the safekeeping of Investments not delivered or not caused to be issued to it or the Subcustodians, or, (b) pre-existing faults or defects in Investments that are delivered to the Custodian or the Subcustodians. The Custodian shall promptly notify the Company of any such pre-existing fault or defect of which it has actual knowledge. The Custodian is hereby authorized to hold with itself or a Subcustodian, and to record in one or more accounts, all Investments delivered to and accepted by the Custodian, any Subcustodian or their respective agents pursuant to an Instruction or in consequence of any corporate action. The Custodian shall hold Investments for the account of the Company and shall segregate Investments from assets belonging to the Custodian and shall cause its Subcustodians to segregate Investments from assets belonging to the Subcustodian in an account or subaccount held for the relevant Fund or in an account maintained by the Subcustodian generally for non-proprietary assets of the Custodian.

5.1 Use of Securities Depositories. The Custodian may deposit and maintain Investments in any Securities Depository, either directly or through one or more Subcustodians appointed by the Custodian. Investments held in a Securities Depository shall be held (a) subject to the agreement, rules, statement of terms and conditions or other document or conditions effective between the Securities Depository and the Custodian or the Subcustodian, as the case may be, and (b) in an account for the Company or in bulk segregation in an account maintained for the non-proprietary assets of the entity holding such Investments in the Securities Depository. If market practice or the rules and regulations of the Securities Depository prevent the Custodian, the Subcustodian or (any agent of either) from holding its client assets in such a separate account, the Custodian, the Subcustodian or other agent shall as appropriate segregate such Investments for the benefit of the Company or for the benefit of clients of the Custodian generally on its own books.

5.2 Certificated Assets. Investments which are certificated may be held in registered or bearer form: (a) in the Custodian’s vault; (b) in the vault of a Subcustodian or an agent of the Custodian or a Subcustodian; or (c) in an account maintained by the Custodian, a Subcustodian or an agent of the Custodian or a Subcustodian at a Securities Depository; all in accordance with customary market practice in the jurisdiction in which any Investments are held.

5.3 Registered Assets. Investments which are registered may be registered in the name of the Custodian, a Subcustodian, or in the name of the Company or a nominee for any of the foregoing, and may be held in any manner set forth in Section 5.2 above with or without any identification of fiduciary capacity in such registration.

5.4 Book Entry Assets. Investments which are represented by book-entry may be so held in an account maintained by the Book-Entry Agent on behalf of the Custodian, a Subcustodian, an Agent, or a Securities Depository.

5.5 Replacement of Lost Investments. In the event of a loss of Investments for which the Custodian is responsible under the terms of this Agreement, the Custodian shall replace such Investment, or in the event that such replacement cannot be effected, the Custodian shall pay to the Company the fair market value of such Investment based on the last available price as of the close of business in the relevant market on the date that a claim was first made to the Custodian with respect to such loss, or, if less, such other amount as shall be agreed to by the parties as of the date for settlement.

6. Administrative Duties of the Custodian. The Custodian shall perform the following administrative duties with respect to Investments of each Fund.

6.1 Purchase of Investments. Pursuant to Instructions, Investments purchased for the account of any Fund shall be paid for (a) against delivery thereof to the Custodian or a Subcustodian, as the case may be, either directly or through a Clearing Corporation or a Securities Depository (in accordance with the rules of such Securities Depository or such Clearing Corporation), or (b) otherwise in accordance with an Instruction, Applicable Law, generally accepted trade practices, or the terms of the instrument representing such Investment.

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6.2 Sale of Investments. Pursuant to Instructions, Investments sold for the account of the Company shall be delivered (a) against payment therefor in cash, by check or by bank wire transfer, (b) by credit to the account of the Custodian or the applicable Subcustodian, as the case may be, with a Clearing Corporation or a Securities Depository (in accordance with the rules of such Securities Depository or such Clearing Corporation), or (c) otherwise in accordance with an Instruction, Applicable Law, generally accepted trade practices, or the terms of the instrument representing such Investment.

6.3 Delivery and Receipt in Connection with Borrowings of the Company or other Collateral and Margin Requirements. Pursuant to Instruction, the Custodian may deliver or receive Investments or cash of the Company in connection with borrowings or loans by the Company and other collateral and margin requirements.

6.4 Futures and Options. If, pursuant to an Instruction, the Custodian shall become a party to an agreement with the Company and a futures commission merchant regarding margin (a Tri-Party Agreement), the Custodian shall (a) receive and retain, to the extent the same are provided to the Custodian, confirmations or other documents evidencing the purchase or sale by the Company of exchange-traded futures contracts and commodity options, (b) when required by such Tri-Party Agreement, deposit and maintain in an account opened pursuant to such Agreement (a Margin Account), segregated either physically or by book-entry in a Securities Depository for the benefit of any futures commission merchant, such Investments as the Company shall have designated as initial, maintenance or variation “margin” deposits or other collateral intended to secure the Company’s performance of its obligations under the terms of any exchange-traded futures contracts and commodity options; and (c) thereafter pay, release or transfer Investments into or out of the margin account in accordance with the provisions of such Tri-Party Agreement. Alternatively, the Custodian may deliver Investments, in accordance with an Instruction, to a futures commission merchant for purposes of margin requirements. The Custodian shall in no event be responsible for the acts and omissions of any futures commission merchant to whom Investments are delivered pursuant to this Section 6.4; for the sufficiency of Investments held in any Margin Account; or, for the performance of any terms of any exchange-traded futures contracts and commodity options.

6.5 Contractual Obligations and Similar Investments. From time to time, a Fund’s Investments may include Investments that are not ownership interests as may be represented by certificate (whether registered or bearer), by entry in a Securities Depository or by any Book-Entry Agent, registrar or similar agent for recording ownership interests in the relevant Investment. If a Fund shall at any time acquire such Investments, including without limitation deposit obligations, loan participations, repurchase agreements and derivative arrangements, the Custodian shall (a) receive and retain, to the extent the same are provided to the Custodian, confirmations or other documents evidencing the arrangement; and (b) perform on such Fund’s account in accordance with the terms of the applicable arrangement, but only to the extent directed to do so by Instruction. The Custodian shall have no responsibility for agreements running to such Fund as to which it is not a party other than to retain, to the extent the same are provided to the Custodian, documents or copies of documents evidencing the arrangement and, in accordance with Instruction, to include such arrangements in reports made to such Fund.

6.6 Exchange of Securities. Unless otherwise directed by Instruction, the Custodian shall: (a) exchange securities held for the account of the Company for other securities in connection with any reorganization, recapitalization, conversion, split-up, change of par value of shares or similar event; and (b) deposit any such securities in accordance with the terms of any reorganization or protective plan.

6.7 Surrender of Securities. Unless otherwise directed by Instruction, the Custodian may surrender securities: (a) in temporary form for definitive securities; (b) for transfer into the name of an entity allowable under Section 5.3; and (c) for a different number of certificates or instruments representing the same number of shares or the same principal amount of indebtedness.

6.8 Rights, Warrants, Etc. Pursuant to Instruction, the Custodian shall (a) deliver warrants, puts, calls, rights or similar securities to the issuer or trustee thereof, or to any agent of such issuer or trustee, for purposes of exercising such rights or selling such securities, and (b) deposit securities in response to any invitation for the tender thereof.

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6.9 Mandatory Corporate Actions. Unless otherwise directed by Instruction, the Custodian shall: (a) comply with the terms of all mandatory or compulsory exchanges, calls, tenders, redemptions or similar rights of securities ownership affecting securities held on a Fund’s account and promptly notify the Company of such action, and (b) collect all stock dividends, rights and other items of like nature with respect to such securities.

6.10 Income Collection. Unless otherwise directed by Instruction, the Custodian shall collect any amount due and payable to the Company with respect to Investments and promptly credit the amount collected to a Principal Account or Agency Account; provided, however, that the Custodian shall not be responsible for: (a) the collection of amounts due and payable with respect to Investments that are in default, or (b) the collection of cash or share entitlements with respect to Investments that are not registered in the name of the Custodian or its Subcustodians. The Custodian is hereby authorized to endorse and deliver any instrument required to be so endorsed and delivered to effect collection of any amount due and payable to a Fund with respect to Investments.

6.11 Ownership Certificates and Disclosure of the Company’s Interest. The Custodian is hereby authorized to execute on behalf of each Fund ownership certificates, affidavits or other disclosure required under Applicable Law or established market practice in connection with the receipt of income, capital gains or other payments by the Funds with respect to Investments, or in connection with the sale, purchase or ownership of Investments.

With respect to securities issued in the United States of America, the Custodian [ ] may [ ] may not release the identity of the Company or a Fund to an issuer which requests such information pursuant to the Shareholder Communications Act of 1985 for the specific purpose of direct communications between such issuer and the Company. IF NO BOX IS CHECKED, THE CUSTODIAN SHALL RELEASE SUCH INFORMATION UNTIL IT RECEIVES CONTRARY INSTRUCTIONS FROM THE COMPANY. With respect to securities issued outside of the United States of America, information shall be released in accordance with law or custom of the particular country in which such security is located.

6.12 Proxy Materials. The Custodian shall promptly upon receipt deliver, or cause to be delivered, to the Company proxy forms, notices of meeting, and any other notices or announcements materially affecting or relating to Investments received by the Custodian or any nominee.

6.13 Taxes. The Custodian shall, where applicable and to the extent practicable, assist the Company in the reclamation of taxes withheld on dividends and interest payments received by the Company. In the performance of its duties with respect to tax withholding and reclamation, the Custodian shall be entitled to rely on the advice of counsel and upon information and advice regarding the Company’s tax status that is received from or on behalf of the Company without duty of separate inquiry.

6.14 Other Dealings. The Custodian shall otherwise act as directed by the Instructions, including without limitation effecting the free payments of moneys or the free delivery of securities, provided that such Instruction shall indicate the purpose of such payment or delivery and that the Custodian shall record the party to whom such payment or delivery is made.

6.15 Registration Document Completion Service. The Company may appoint the Custodian to further provide registration document completion services for account openings, name changes, conversions, mergers, market-specific licensing renewals, account closings and other events, and for such markets, as may be agreed between the Company and the Custodian from time to time (the Registration Services). The Company shall pay the Custodian such fees as may be agreed between the parties from time to time with respect to the Registration Services in accordance with Section 14 hereof. The Company further acknowledges and agrees that: (i) as part of the Registration Services, the Custodian will complete registration documentation for the agreed markets on behalf of the Company and then forward such documentation to the Company or an Authorized Person for final review (and editing if necessary) and signature on behalf of the Company (the Submitted Documents); (ii) by the Company or an Authorized Person signing and submitting the Submitted Documents to the Custodian on behalf of the Company, the Company shall be deemed to have confirmed to the Custodian that the Company has reviewed the Submitted Documents and has determined that all of the information contained therein is accurate and complete; (iii) the submission of the Submitted Documents to the Custodian shall be deemed an Instruction under Section 4 hereof to open one or more accounts in the referenced market (in accordance with the information provided in the Submitted Documents) and to provide the Submitted Documents and/or the information contained therein to the Subcustodian in the referenced market (and where applicable, for further submission to the relevant Securities Depository, exchanges, regulatory and tax authorities, tax agents and/or brokers in the referenced market).

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The Custodian shall attend to all nondiscretionary details in connection with the sale or purchase or other administration of Investments, except as otherwise directed by an Instruction, and may make payments to itself or others for minor expenses of administering Investments under this Agreement; provided that the Company shall have the right to request an accounting with respect to such expenses.

In fulfilling the duties set forth in Sections 6.6 through 6.10 above, the Custodian shall promptly upon receipt provide to the Company all material information pertaining to a corporate action which the Custodian actually receives; provided that the Custodian shall not be responsible for the completeness or accuracy of such information. Information relative to any pending corporate action made available to the Company via any of the services described in the Electronic and Online Services Schedule shall constitute the delivery of such information by the Custodian hereunder. Any advance credit of cash or shares expected to be received as a result of any corporate action shall be subject to actual collection and may, when the Custodian deems collection unlikely, be reversed by the Custodian.

The Custodian may at any time or times in its discretion appoint (and may at any time remove) any other affiliate, bank, trust fund or subcontractor as its agent (each, an Agent, and collectively, the Agents), in addition to Subcustodians, to carry out such provisions of this Agreement as the Custodian may from time to time direct. The Custodian shall exercise reasonable care in the selection and monitoring of such Agents and Subcustodians. The appointment of an Agent or Subcustodian shall not relieve the Custodian of its obligations under this Agreement.

7.          Cash Accounts, Deposits and Money Movements. Subject to the terms and conditions set forth in this Section 7, the Company hereby authorizes the Custodian to open and maintain, with itself or with Subcustodians, cash accounts in United States Dollars, in such other currencies as are the currencies of the countries in which the Company maintains Investments or in such other currencies as the Company shall from time to time request by Instruction. Notwithstanding any provision contained herein to the contrary, the Company shall be liable as principal for any overdrafts occurring in any cash account.

7.1 Types of Cash Accounts. Cash accounts opened on the books of the Custodian (Principal Accounts) shall be opened in the name of the Company. Such accounts collectively shall be a deposit obligation of the Custodian and shall be subject to the terms of this Section 7 and the general liability provisions contained in Section 9. Cash accounts opened on the books of a Subcustodian may be opened in the name of the relevant Fund or the Custodian or in the name of the Custodian for its customers generally (Agency Accounts). Such deposits shall be obligations of the Subcustodian and shall be treated as an Investment of the Company. Accordingly, the Custodian shall be responsible for exercising reasonable care in the administration of such accounts but shall not be liable for their repayment in the event such Subcustodian, by reason of its bankruptcy, insolvency or otherwise, fails to make repayment.

7.1.1. Administrative Accounts. In connection with the services provided hereunder, the Custodian is hereby directed to open cash accounts on its books and records from time to time for the purposes of receiving subscriptions and/or processing redemptions on behalf of each Fund, and/or for the purposes of aggregating, netting and/or clearing transactions (including, without limitation foreign exchange, repurchase agreements, capital stock activity, expense payment) or other administrative purposes, each on behalf of the applicable Fund (each, an Account). Each such Account shall be subject to the terms and conditions of this Agreement, and each Fund shall be liable for the satisfaction of its own obligations in connection with its Account.

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7.2 Payments and Credits with Respect to the Cash Accounts. The Custodian shall make payments from or deposits to any cash accounts in the course of carrying out its administrative duties hereunder, including but not limited to income collection with respect to Investments, and otherwise in accordance with Instructions. The Custodian and its Subcustodians shall be required to credit amounts to the cash accounts only when moneys are actually received in cleared funds in accordance with banking practice in the country and currency of deposit. Any credit made to any Principal Account or Agency Account before actual receipt of cleared funds shall be provisional and may be reversed by the Custodian in the event such payment is not actually collected. Unless otherwise specifically agreed in writing by the Custodian or any Subcustodian, all deposits shall be payable only at the branch of the Custodian or Subcustodian where the deposit is made or carried.

7.3 Currency and Related Risks. The Company bears the risks of holding or transacting in any currency, including any mark to market exposure associated with a foreign exchange transaction undertaken with the Custodian. The Custodian shall not be liable for any loss or damage arising from the applicability of any law or regulation now or hereafter in effect, or from the occurrence of any event, which may delay or affect the transferability, convertibility or availability of any currency in the country (a) in which any Principal Account or Agency Account is maintained or (b) in which such currency is issued, and in no event shall the Custodian be obligated to make payment of a deposit denominated in a currency during the period during which its transferability, convertibility or availability has been affected by any such law, regulation or event. Without limiting the generality of the foregoing, neither the Custodian nor any Subcustodian shall be required to repay any deposit made at a foreign branch of either the Custodian or Subcustodian if such branch cannot repay the deposit due to a cause for which the Custodian would not be responsible in accordance with the terms of Section 9 of this Agreement unless the Custodian or such Subcustodian expressly agrees in writing to repay the deposit under such circumstances. All currency transactions in any account opened pursuant to this Agreement are subject to exchange control regulations of the United States and of the country where such currency is the lawful currency or where the account is maintained. Any taxes, costs, charges or fees imposed on the convertibility of a currency held by a Fund shall be for the account of such Fund.

7.4 Foreign Exchange Transactions. The Custodian shall, subject to the terms of this Section, settle foreign exchange transactions (including contracts, futures, options and options on futures) on behalf and for the account of the Company with such currency brokers or banking institutions, including Subcustodians, as the Company may direct pursuant to Instructions. The Custodian may act as principal in any foreign exchange transaction with the Company in accordance with Section 7.4.2 of this Agreement. The obligations of the Custodian in respect of all foreign exchange transactions (whether or not the Custodian shall act as principal in such transaction) shall be contingent on the free, unencumbered transferability of the currency transacted on the actual settlement date of the transaction.

7.4.1 Third Party Foreign Exchange Transactions. The Custodian shall process foreign exchange transactions (including without limitation contracts, futures, options, and options on futures), where any third party acts as principal counterparty to the Company on the same basis it performs duties as agent for the Company with respect to any other of the Investments. Accordingly, the Custodian shall only be responsible for delivering or receiving currency on behalf of the Company in respect of such contracts pursuant to Instructions. The Custodian shall not be responsible for the failure of any counterparty (including any Subcustodian) in such agency transaction to perform its obligations thereunder. The Custodian (a) shall transmit cash and Instructions to and from the currency broker or banking institution with which a foreign exchange contract or option has been executed pursuant hereto, (b) may make free outgoing payments of cash in the form of United States Dollars or foreign currency without receiving confirmation of a foreign exchange contract or option or confirmation that the countervalue currency completing the foreign exchange contract has been delivered or received or that the option has been delivered or received, (c) may, in connection with cash payments made to third party currency brokers for settlement of the Company’s foreign exchange spot or forward transactions, foreign currency swap transactions and similar foreign exchange transactions, process settlements using the facilities of the CLS Bank according to CLS Bank’s standard terms and conditions, and (d) shall hold all confirmations, certificates and other documents and agreements received by the Custodian and evidencing or relating to such foreign exchange transactions in safekeeping. The Company accepts full responsibility for its use of third-party foreign exchange dealers and for execution of said foreign exchange contracts and options and understands that the Company shall be responsible for any and all costs and interest charges which may be incurred by the Company or the Custodian as a result of the failure or delay of third parties to deliver foreign exchange.

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7.4.2 Foreign Exchange with the Custodian as Principal. The Custodian as principal may enter into foreign exchange transactions with the Company as the Custodian and the Company may agree from time to time. In such event, the foreign exchange transaction will be performed in accordance with the particular agreement of the parties, or in the event a principal foreign exchange transaction is initiated by Instruction in the absence of a specific agreement, in accordance with the usual commercial terms of the Custodian and with Section 12.10 of this Agreement. .

7.5 Delays. If no event of Force Majeure shall have occurred and be continuing and in the event that a delay shall have been caused by the negligence, bad faith or willful misconduct of the Custodian in carrying out an Instruction to credit or transfer cash, the Custodian shall be liable to the Company: (a) with respect to Principal Accounts, for interest to be calculated at the rate customarily paid on such deposit and currency by the Custodian on overnight deposits at the time the delay occurs for the period from the day when the transfer should have been effected until the day it is in fact effected; and, (b) with respect to Agency Accounts, for interest to be calculated at the rate customarily paid on such deposit and currency by the Subcustodian on overnight deposits at the time the delay occurs for the period from the day when the transfer should have been effected until the day it is in fact effected. The Custodian shall not be liable for delays in carrying out Instructions to transfer cash that are not due to the Custodian’s own negligence, bad faith or willful misconduct.

7.6 Advances. If, for any reason in connection with this Agreement, the Custodian or any Subcustodian makes an Advance to facilitate settlement or otherwise for the benefit of the Company (whether or not any Principal Account or Agency Account shall be overdrawn either during, or at the end of, any Business Day), the Company hereby does:

7.6.1 acknowledge that the Company shall have no right, title or interest in or to any Investments purchased with such Advance or proceeds of such Investments, and that any credit to an account of the Company shall be provisional, until: (a) the debit of the Principal Account or Agency Account by the Custodian or the Subcustodian for an amount equal to Advance Costs; and/or (b) if such debit produces an overdraft in such account, reimbursement to the Custodian or the Subcustodian for the amount of such overdraft;

7.6.2 acknowledge that the Custodian has an automatically perfected statutory security interest in Investments purchased with any such Advance pursuant to Section 9-206 of the Uniform Commercial Code as in effect in the State of New York from time to time;

7.6.3 in addition, in order to secure the obligations of a Fund to pay or perform any and all obligations of such Fund pursuant to this Agreement, including without limitation to repay any Advance made pursuant to this Agreement, grant to the Custodian a security interest in all Investments of such Fund and proceeds thereof (as defined in the Uniform Commercial Code as currently in effect in the State of New York); and agree to take, and agree that the Custodian may take, in respect of the security interest referenced above, any further actions that the Custodian may reasonably require.

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7.7 Custodian’s Rights. Neither the Custodian nor any Subcustodian shall be obligated to make any Advance or to allow an Advance to occur for the benefit of the Company, and in the event that the Custodian or any Subcustodian does make or allow an Advance, any such Advance and any transaction giving rise to such Advance shall be for the account and risk of the Company and shall not be deemed to be a transaction undertaken by the Custodian for its own account and risk. If such Advance shall have been made or allowed by a Subcustodian or any other person, the Custodian may assign all or part of its security interest referenced above and any other rights granted to the Custodian hereunder to such Subcustodian or other person. If the Company shall fail to repay the Advance Costs when due, the Custodian or its assignee, as the case may be, shall be entitled to a portion of the available cash balance in any Agency Account or Principal Account equal to such Advance Costs, and the Company authorizes the Custodian, on behalf of the Company, to pay an amount equal to such Advance Costs irrevocably to such Subcustodian or other person, and to dispose of any property in such Account to the extent necessary to make such payment. Any Investments credited to accounts subject to this Agreement created pursuant hereto shall be treated as financial assets credited to securities accounts under Articles 8 and 9 of the Uniform Commercial Code as in effect in the State of New York from time to time. Accordingly, the Custodian and any Subcustodian shall have the rights and benefits of a secured creditor that is a securities intermediary under such Articles 8 and 9.

7.8 Integrated Account. For purposes hereof, deposits maintained in all Principal Accounts (whether or not denominated in United States Dollars) shall collectively constitute a single and indivisible current account with respect to the applicable Fund’s obligations to the Custodian, or its assignee, and balances in such Principal Accounts shall be available for satisfaction of such Fund’s obligations under this Section 7. The Custodian shall further have a right of offset against the balances in any Agency Account maintained hereunder for the account of any Fund to the extent that the aggregate of all Principal Accounts of such Fund is overdrawn.

8.            Subcustodians and Securities Depositories. Subject to the provisions hereinafter set forth in this Section 8, the Company hereby authorizes the Custodian to utilize Securities Depositories to act on behalf of the Company and to appoint from time to time and to utilize Subcustodians, provided that any Subcustodian is selected by the Custodian with reasonable care. With respect to securities and funds held by a Subcustodian, either directly or indirectly (including by a Securities Depository or Clearing Corporation), notwithstanding any provisions of this Agreement to the contrary, payment for securities purchased and delivery of securities sold may be made prior to receipt of securities or payment, respectively, and securities or payment may be received in a form, in accordance with (a) governmental regulations, (b) rules of Securities Depositories and clearing agencies, (c) generally accepted trade practice in the applicable local market, (d) the terms and characteristics of the particular Investment, or (e) the terms of Instructions.

8.1 Domestic Subcustodians and Securities Depositories. The Custodian may deposit and/or maintain, either directly or through one or more Agents, Investments in any Securities Depository in the United States, including The Depository Trust Company, provided such Securities Depository meets applicable requirements of the Federal Reserve Bank or of the Securities and Exchange Commission. The Custodian may, at any time and from time to time, appoint any bank meeting the requirements of a custodian and the rules and regulations thereunder, to act on behalf of the Company as a Subcustodian for purposes of holding Investments of the Company in the United States.

8.2 Foreign Subcustodians and Securities Depositories. The Custodian may deposit and/or maintain non-U.S. Investments of the Company in any non-U.S. Securities Depository. Additionally, the Custodian may, at any time and from time to time, appoint any bank, trust company or other similar entity that is regulated as such in the country in which it offers banking, trust or custodial services to act on behalf of the Company as a Subcustodian for purposes of holding Investments of the Company outside the United States. Such appointment of foreign Subcustodians shall be subject to approval of the Company which approval shall be evidenced by the Company’s Global Custody Network Listing as the same may from time to time be updated.

8.3 Responsibility for Subcustodians.         Except as provided in the last sentence of this Section 8.3, the Custodian shall be liable to the Company for any loss or damage to the Company caused by or resulting from the acts or omissions of any Subcustodian to the extent that such acts or omissions would be deemed to be negligence, bad faith or willful misconduct in accordance with the terms of the relevant subcustodian agreement under the laws, circumstances and practices prevailing in the place where the act or omission occurred. The liability of the Custodian in respect of the countries and Subcustodians so designated by the Custodian, from time to time, on the Global Custody Network Listing, shall be subject to the additional condition that the Custodian actually recovers such loss or damage from the applicable Subcustodian.

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8.4 New Countries. The Company shall be responsible for informing the Custodian sufficiently in advance of a proposed investment which is to be held in a country in which no Subcustodian is authorized to act in order that the Custodian shall, if it deems appropriate to do so, have sufficient time to establish a subcustodial arrangement in accordance herewith. In the event, however, the Custodian is unable to establish such arrangements prior to the time such investment is to be acquired, the Custodian is authorized to designate at its discretion a local safekeeping agent, the use of which shall be at the sole risk of the Company, and the Custodian shall be responsible to the Company for the actions of such agent if and only to the extent the Custodian shall have recovered from such agent for any damages caused the Company by such agent.

9.          Responsibility of the Custodian. In performing its duties and obligations hereunder, the Custodian shall use reasonable care under the facts and circumstances prevailing in the market where performance is effected. Subject to the specific provisions of this Section, the Custodian shall be liable for any direct damage incurred by the Company in consequence of the Custodian’s negligence, bad faith or willful misconduct. In no event shall the Custodian be liable hereunder for any special, indirect, punitive or consequential damages arising out of, pursuant to or in connection with this Agreement even if the Custodian has been advised of the possibility of such damages. It is agreed that the Custodian shall have no duty to assess the risks inherent in the Investments or to provide investment advice with respect to such Investments and that the Company as principal shall bear any risks attendant to particular Investments such as failure of counterparty or issuer.

9.1 Limitations of Performance. The Custodian shall not be responsible under this Agreement for any failure to perform its duties, and shall not be liable hereunder for any loss or damage in association with such failure to perform, for or in consequence of the following causes:

9.1.1 Force Majeure. Force Majeure shall mean any circumstance or event which is beyond the reasonable control of the Custodian, a Subcustodian or any agent of the Custodian or a Subcustodian and which adversely affects the performance by the Custodian of its obligations hereunder, by the Subcustodian of its obligations under its subcustody agreement or by any other agent of the Custodian or the Subcustodian, including any event caused by, arising out of or involving (a) an act of God, (b) accident, fire, water damage or explosion, (c) any computer, system or other equipment failure or malfunction caused by any computer virus or the malfunction or failure of any communications medium, (d) any interruption of the power supply or other utility service that is necessary to the operations of the Custodian, the Subcustodian, or the agent of the Custodian or the Subcustodian, (e) any strike or other work stoppage, whether partial or total, (f) any delay or disruption resulting from or reflecting the occurrence of any Country Risk, Sanctions Risk or Sovereign Risk, (g) any disruption of, or suspension of trading in, the securities, commodities or foreign exchange markets, whether or not resulting from or reflecting the occurrence of any Country Risk, Sanctions Risk or Sovereign Risk, (h) any encumbrance on the transferability of a currency or a currency position on the actual settlement date of a foreign exchange transaction, whether or not resulting from or reflecting the occurrence of any Country Risk, Sanctions Risk or Sovereign Risk, or (i) any other cause similarly beyond the reasonable control of the Custodian.

9.1.2 Country Risk. Country Risk shall mean, with respect to the acquisition, ownership, settlement or custody of Investments in a jurisdiction, all risks relating to, or arising in consequence of, systemic and markets factors affecting the acquisition, payment for or ownership of Investments, including (a) the prevalence of crime and corruption, (b) the inaccuracy or unreliability of business and financial information, (c) the instability or volatility of banking and financial systems, or the absence or inadequacy of an infrastructure to support such systems, (d) custody and settlement infrastructure of the market in which such Investments are transacted and held, (e) the acts, omissions and operation of any Securities Depository, (f) the risk of the bankruptcy or insolvency of banking agents, counterparties to cash and securities transactions, registrars or transfer agents, and (g) the existence of market conditions which prevent the orderly execution or settlement of transactions or which affect the value of assets.

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9.1.3 Sovereign Risk. Sovereign Risk shall mean, in respect of any jurisdiction, including the United States of America, where an Investment is acquired or held hereunder or under a subcustody agreement, (a) any act of war, terrorism, riot, insurrection or civil commotion, (b) the imposition of any investment, repatriation or exchange control restrictions by any governmental authority, (c) the confiscation, expropriation or nationalization of any Investment by any governmental authority, whether de facto or de jure, (d) any devaluation or revaluation of the currency, (e) the imposition of taxes, levies or other charges affecting any Investment, (f) any change in the Applicable Law, or (g) any other economic or political risk incurred or experienced.

9.1.4           Sanctions Risk. Sanctions Risk shall mean, with respect to the acquisition, ownership, settlement or custody of Investments in a jurisdiction, all risks relating to, or arising in consequence of, the Custodian complying with one or more Sanctions Regimes, including the risk that if Custodian reasonably believes it has come into possession or control of any Sanctioned Property as a result of its performance of this Agreement, Custodian may be required by one or more Sanctions Regime to block (i.e., prevent further movement of) such Sanctioned Property and report any related activity to relevant government authorities. The Company acknowledges that if multiple Sanctions Regimes apply (including OFAC), the Custodian will comply with the most restrictive of the applicable regimes.

9.2 Limitations on Liability of the Custodian. The Custodian shall not be liable to the Company and any Fund hereunder for any loss, claim, damage or other liability arising from the following causes:

9.2.1 Failure of Third Parties. The failure of any third party (other than a Subcustodian), including: (a) any issuer of Investments and book-entry or other agent of the issuer; (b) any counterparty with respect to any Investment, including any issuer of exchange-traded or other futures, option, derivative or commodities contract; (c) failure of an Investment Advisor, foreign custody manager or other agent of the Company (other than the Custodian acting in such capacity hereunder); or (d) failure of other third parties similarly beyond the control or choice of the Custodian.

9.2.2 Information Sources. The Custodian may rely upon information received from: issuers of Investments or agents of such issuers, information received from Subcustodians and from other commercially reasonable sources such as commercial data bases and the like, but shall not be responsible for specific inaccuracies in such information, provided that the Custodian has relied upon such information in good faith, or for the failure of any commercially reasonable information provider.

9.2.3 Reliance on Instruction. Action by the Custodian or the Subcustodian in accordance with an Instruction, even when such action conflicts with, or is contrary to any provision of, the Company’s certificate of incorporation or other organizational documents, Applicable Law, or actions by the directors or interestholders of the Company.

9.2.4 Restricted Securities. The limitations inherent in the rights, transferability or similar investment characteristics of a given Investment of the Company.

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10.	Indemnification.

10.1 Indemnification by the Company. The Company hereby indemnifies the Custodian and each Subcustodian, and their respective agents, nominees, partners, employees, officers and directors (each, a Custodian Indemnified Person), and agrees to hold each of them harmless from and against all claims and liabilities, including reasonable counsel fees and taxes, incurred or assessed against any of them in connection with the performance of this Agreement and any Instruction, unless such claims or liabilities are caused by the negligence, bad faith, or willful misconduct of the Custodian Indemnified Person. If a Custodian Indemnified Person (other than the Custodian) gives written notice of claim to the Custodian, the Custodian shall promptly give written notice to the Company. Not more than thirty days following the date of such notice, unless the Custodian shall be liable in respect of such claim or the Custodian Indemnified Person is not entitled to indemnification pursuant to this Section 10.1, the Company will pay the amount of such claim or reimburse the Custodian for any payment made by the Custodian in respect thereof.

11.	Reports and Records. The Custodian shall:

11.1 create and maintain records relating to the performance of its obligations under this Agreement;

11.2 make available to the Company, its auditors, agents and employees, upon reasonable request and during normal business hours of the Custodian, all records maintained by the Custodian pursuant to Section 11.1 above, subject, however, to all reasonable security requirements of the Custodian then applicable to the records of its custody customers generally; and

11.3 make available to the Company all Electronic Reports; it being understood that the Custodian shall not be liable hereunder for the inaccuracy or incompleteness thereof or for errors in any information included therein.

The Company shall examine all records, howsoever produced or transmitted to it, promptly upon receipt thereof and notify the Custodian promptly of any discrepancy or error therein. Unless the Company delivers written notice of any such discrepancy or error within a reasonable time after its receipt thereof, such records shall be deemed to be true and accurate. It is understood that the Custodian now obtains and will in the future obtain information on the value of assets from outside sources, which may be utilized in certain reports made available to the Company. The Custodian deems such sources to be reliable but it is acknowledged and agreed that the Custodian does not verify nor represent nor warrant as to the accuracy or completeness of such information and accordingly shall be without liability in selecting and using such sources and furnishing such information.

12.	Miscellaneous.

12.1 Proxies, etc. The Company will promptly execute and deliver, upon request, such proxies, powers of attorney or other instruments as may be necessary or desirable for the Custodian to provide, or to cause any Subcustodian to provide, custody services.

12.2 Entire Agreement. Except as specifically provided herein, this Agreement constitutes the entire agreement between the Company and the Custodian with respect to the subject matter hereof. Accordingly, this Agreement supersedes any custody agreement or other oral or written agreements heretofore in effect between the Company and the Custodian with respect to the subject matter hereof.

12.3 Waiver, Amendment, and Assignment. No provision of this Agreement may be waived, amended or modified, and no addendum to this Agreement shall be or become effective, or be waived, amended or modified, except by an instrument in writing executed by the party against which enforcement of such waiver, amendment or modification is sought; provided, however, that an Instruction shall, whether or not such Instruction shall constitute a waiver, amendment or modification for purposes hereof, be deemed to have been accepted by the Custodian when it commences actions pursuant thereto or in accordance therewith. This Agreement shall be binding upon and shall inure to the benefit of the Custodian and the Company and their successors and assignees, provided that the Company may not assign this Agreement without the prior written consent of the Custodian.

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12.4      GOVERNING LAW, JURISDICTION AND VENUE. THIS AGREEMENT SHALL BE CONSTRUED IN ACCORDANCE WITH, AND BE GOVERNED BY, THE LAWS OF THE STATE OF NEW YORK, WITHOUT GIVING EFFECT TO THE CONFLICTS OF LAW PRINCIPLES OF SUCH STATE. THE PARTIES HERETO IRREVOCABLY CONSENT TO THE EXCLUSIVE JURISDICTION OF THE COURTS OF THE STATE OF NEW YORK AND THE FEDERAL COURTS LOCATED IN NEW YORK CITY IN THE BOROUGH OF MANHATTAN. The Company irrevocably waives any objection it may now or hereafter have to the laying of venue of any action or proceeding in any of the aforesaid courts and any claim that any such action or proceeding has been brought in an inconvenient forum. Furthermore, each party hereto hereby irrevocably waives any right that it may have to trial by jury in any action, proceeding or counterclaim arising out of or relating to this Agreement or the transactions contemplated hereby.

12.5 Notices. Notices and other writings contemplated by this Agreement, other than Instructions, shall be delivered (a) by hand, (b) by first class registered or certified mail, postage prepaid, return receipt requested, (c) by a nationally recognized overnight courier or (d) by facsimile transmission, provided that any notice or other writing sent by facsimile transmission shall also be mailed, postage prepaid, to the party to whom such notice is addressed. All such notices shall be sent to the following addresses:

If to the Company:

Matthews A Share Selections Fund, LLC

Four Embarcadero Center, Suite 550

San Francisco, CA 94111

Attn: General Counsel

Telephone: (415) 788-7553

Facsimile: (415) 788-4804

If to the Custodian:

Brown Brothers Harriman & Co.

50 Post Office Square

Boston, Massachusetts 02110-1548

Attn: Office of the General Counsel

Telephone: (617) 772-1818

Facsimile: (617) 772-2235

or to such other address as the Company or the Custodian may have designated in writing to the other. Notices given by the Custodian pursuant to Section 12.11 may also be given by electronic mail to the email address of any Authorized Person. The Company agrees that such notices given by electronic mail shall be conclusively presumed to have been delivered and received by the Company as of the date such electronic mail was sent by the Custodian, as recorded by the Custodian’s systems.

12.6 Headings. Section headings included herein are for convenience of reference only and shall not modify, define, expand or limit any of the terms or provisions hereof.

12.7 Severability. In the event any provision of this Agreement is determined to be void or unenforceable, such determination shall not affect the remainder of this Agreement, which shall continue to be in force.

12.8 Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed an original. This Agreement shall become effective when one or more counterparts have been signed and delivered by the Company and the Custodian.

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12.9 Confidentiality. The parties hereto agree that each shall treat confidentially the terms and conditions of this Agreement and all information provided by each party to the other regarding its business and operations. All confidential information provided by a party hereto shall be used by any other party hereto solely for the purpose of rendering or obtaining services pursuant to this Agreement and, except as may be required in carrying out this Agreement (including, without limitation, disclosure to Subcustodians or Agents appointed by the Custodian), shall not be disclosed to any third party without the prior consent of such providing party. The foregoing shall not be applicable to any information that is publicly available when provided or thereafter becomes publicly available other than through a breach of this Agreement, or that is required to be disclosed by or to any regulator of the Custodian or any Agent or Subcustodian, any regulatory authority, any auditor or attorney of the parties hereto, or by judicial or administrative process or otherwise by Applicable Law. The parties hereto represent and warrant that each has adopted and implemented policies and procedures reasonably designed to maintain the confidentiality of confidential information and to prevent the mis-use of confidential information, including any material non-public information, by itself or its directors, officers, employees and agents. Each party acknowledges that any mis-use of confidential information of the disclosing party would cause irreparable and continuing harm to such party, and the disclosing party may have no adequate remedy at law, and accordingly the disclosing party will be entitled to seek injunctive and other equitable remedies against such breach in addition to all other remedies the disclosing party may have at law or in equity..

12.10 Conflict. Nothing contained in this Agreement shall prevent the Custodian and its associates from (i) dealing as a principal or an intermediary in the sale, purchase or loan of the Investments to or from the Custodian or its associates; (ii) acting as a custodian, a subcustodian, a trustee, an agent, securities dealer, an investment manager or in any other capacity for any other client whose interests may be adverse to the interest of the Company; or (iii) buying, holding, lending, and dealing in any way in any assets for the benefit of its own account, or for the account of any other client whose interests may be adverse to the Company, notwithstanding that the same or similar assets may be held or dealt in by, or for the account of the Company by the Custodian. The Company hereby voluntarily consents to and waives any potential conflict of interest between the Custodian and/or its associates and the Company, and agrees that:

(a)   the Custodian’s and/or its associates’ engagement in any such transaction shall not disqualify the Custodian from continuing to perform as the custodian of the Company under this Agreement;

(b)   the Custodian and/or its associates shall not be under any duty to disclose any information in connection with any such transaction to the Company;

(c)   the Custodian and/or its associates shall not be liable to account to the Company for any profits or benefits made or derived by or in connection with any such transaction; and

(d)   the Company shall use reasonable efforts to disclose this provision, among other provisions in this Agreement, to its interestholders.

12.11    Online Terms and Conditions. Foreign exchange services provided under or otherwise referenced in this Agreement will be performed and subject to the terms and conditions posted on the Custodian’s website at < http://www.bbh.com/fx/index.php/fx2/Terms_and_Conditions/> (the FX Online Terms and Conditions), which terms are available in hardcopy upon request, and which terms may be updated from time to time. The Custodian shall provide notice of any change to the FX Online Terms and Conditions to the Company at least ten Business Days prior to their taking effect, unless the Custodian determines that the circumstances require that a shorter period apply. Foreign exchange transactions that occur or are placed on or after the effective date of such changes, as stated in the applicable notice, shall be governed by the modified FX Online Terms and Conditions.

13.	Definitions. The following defined terms will have the respective meanings set forth below.

13.1 Account(s) shall have the meaning set forth in Section 7.1.1 hereof.

13.2 Advance(s) shall mean any extension of credit by or through the Custodian or by or through any Subcustodian and shall include, without limitation, amounts due to the Custodian as the principal counterparty to any foreign exchange transaction with the Company as described in Section 7.4.2 hereof, or paid to third parties for account of the Company or in discharge of any expense, tax or other item payable by the Company.

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13.3 Advance Costs shall mean any Advance, interest on the Advance and any related expenses, including without limitation any mark to market loss of the Custodian or Subcustodian on any Investment to which Section 7.6.1 applies.

13.4 Agency Account(s) shall mean any deposit account opened on the books of a Subcustodian or other banking institution in accordance with Section 7.1 hereof.

13.5 Agent(s) shall have the meaning set forth in Section 6 hereof.

13.6 Applicable Law shall mean with respect to each jurisdiction, all (a) laws, statutes, treaties, regulations, guidelines (or their equivalents); (b) orders, interpretations, licenses and permits; and (c) judgments, decrees, injunctions, writs, orders and similar actions by a court of competent jurisdiction; compliance with which is required or customarily observed in such jurisdiction.

13.7 Authorized Person(s) shall have the meaning set forth in Section 4.1 hereof.

13.8 Book-Entry Agent shall mean an entity acting as agent for the issuer of Investments for purposes of recording ownership or similar entitlement to Investments, including without limitation a transfer agent or registrar.

13.9 Business Day shall mean any day on which commercial banks are open for business (including dealings in foreign exchange and foreign currency deposits) in New York City in the State of New York.

13.10 Clearing Corporation shall mean any entity or system established for purposes of providing securities settlement and movement and associated functions for a given market.

13.11 Code shall have the meaning set forth in Section 2.5 hereof.

13.13 Country Risk shall have the meaning set forth in Section 9.1.2 hereof.

13.14 Custodian Indemnified Person shall have the meaning set forth in Section 10.1 hereof.

13.15 Electronic and Online Services Schedule shall mean any separate agreement entered into between the Custodian and the Company or its authorized representative with respect to certain matters concerning certain electronic and online services as described therein and as may be made available from time to time by the Custodian to the Company.

13.16 Electronic Reports shall mean any reports prepared by the Custodian and remitted to the Company or its authorized representative via the internet or electronic mail.

13.17 ERISA shall have the meaning set forth in Section 2.5 hereof.

13.18 Force Majeure shall have the meaning set forth in Section 9.1.1 hereof.

13.19 Funds Transfer Services Schedule shall mean any separate agreement entered into between the Custodian and the Company or its authorized representative with respect to certain matters concerning the processing of payment orders from Principal Accounts of the Company.

13.20 FX Online Terms and Conditions shall have the meaning set forth in Section 12.11 hereof.

13.21 Global Custody Network Listing shall mean the countries and Subcustodians approved by the Company for Investments in non-U.S. markets in accordance with Section 8.

13.22 Instruction(s) shall have the meaning set forth in Section 4 hereof.

13.23    Investment Advisor shall mean any person or entity who is an Authorized Person to give Instructions with respect to the investment and reinvestment of the Investments.

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13.24 Investment(s) shall mean any investment asset of the Company , including without limitation: securities, bonds, notes, and debentures as well as receivables, derivatives, contractual rights or entitlements and other intangible assets, but shall not include any Principal Account.

13.25 Margin Account shall have the meaning set forth in Section 6.4 hereof.

13.26 OFAC shall mean the US Treasury Department’s Office of Foreign Assets Control.

13.27 Principal Account(s) shall mean deposit accounts of the Company carried on the books of BBH&Co. as principal in accordance with Section 7 hereof.

13.28 Registration Services shall have the meaning set forth in Section 6.15 hereof.

13.29 Sanctioned Property shall have the meaning set forth in Section 2.7 hereof.

13.30 Sanctions or Sanctions Regime(s) shall mean any governmental sanctions against countries, persons and entities that are imposed at any time by the US, the EU, the United Nations or any other jurisdiction, which Custodian must comply with.

13.31 Sanctions Rick shall have the meaning set forth in Section 9.1.4 hereof.

13.32 Securities Depository shall mean a central or book entry system or agency established under Applicable Law for purposes of recording the ownership and/or entitlement to investment securities for a given market.

13.33 Sovereign Risk shall have the meaning set forth in Section 9.1.3 hereof.

13.34 Subcustodian(s) shall mean each foreign bank appointed by the Custodian pursuant to Section 8 hereof, but shall not include Securities Depositories.

13.35 Submitted Documents shall have the meaning set forth in Section 9.1.3 hereof.

13.36 Tri-Party Agreement shall have the meaning set forth in Section 6.4 hereof.

14.         Compensation. The Company agrees to pay to the Custodian (a) a fee in an amount set forth in the fee letter between the Company and the Custodian in effect on the date hereof or as amended from time to time, and (b) all out-of-pocket expenses incurred by the Custodian, including the fees and expenses of all Subcustodians, and payable from time to time. Amounts payable by the Company under and pursuant to this Section 14 shall be payable by wire transfer to the Custodian at BBH&Co. in New York, New York.

15.         Termination. This Agreement may be terminated by either party in accordance with the provisions of this Section 15. The provisions of this Agreement and any other rights or obligations incurred or accrued by any party hereto prior to termination of this Agreement shall survive any termination of this Agreement.

15.1 Term, Notice and Effect. This Agreement shall have an initial term of three (3) years from the date hereof. Thereafter, this Agreement shall automatically renew for successive one (1) year periods unless either party terminates this Agreement by written notice effective no sooner than seventy-five (75) days following the date that notice to such effect shall be delivered to the other party at its address set forth in Section 12.5 hereof. Notwithstanding the foregoing provisions, either party may terminate this Agreement at any time upon thirty (30) days’ written notice to the other party in the event that the other party has caused a material breach that is not substantially promptly cured or the other party is adjudged bankrupt or insolvent, or there shall be commenced against such party a case under any applicable bankruptcy, insolvency, or other similar law now or hereafter in effect.

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15.2 Successor Custodian. In the event of the appointment of a successor custodian, it is agreed that the Investments of the Company held by the Custodian or any Subcustodian shall be delivered to the successor custodian in accordance with reasonable Instructions. The Custodian agrees to cooperate with the Company in the execution of documents and performance of other actions necessary or desirable in order to facilitate the succession of the new custodian. If no successor custodian shall be appointed, the Custodian shall in like manner transfer the Investments in accordance with Instructions.

15.3 Delayed Succession. If no Instruction has been given as of the effective date of termination, the Custodian may at any time on or after such termination date and upon ten (10) consecutive calendar days’ written notice to the Company either (a) deliver the Investments held hereunder to the Company at the address designated for receipt of notices hereunder; or (b) deliver any Investments held hereunder to a bank or trust company having a capitalization of US$2,000,000 equivalent and operating under the Applicable Law of the jurisdiction where such Investments are located, such delivery to be at the risk of the Company. In the event that Investments or moneys of the Company remain in the custody of the Custodian or its Subcustodians after the date of termination owing to the failure of the Company to issue Instructions with respect to their disposition or owing to the fact that such disposition could not be accomplished in accordance with such Instructions despite diligent efforts of the Custodian, the Custodian shall be entitled to compensation for its services with respect to such Investments and moneys during such period as the Custodian or its Subcustodians retain possession of such items, and the provisions of this Agreement shall remain in full force and effect until disposition in accordance with this Section 15.3 is accomplished.

The undersigned acknowledges that (I/we) have received a copy of this document.

IN WITNESS WHEREOF, each of the parties hereto has caused this Agreement to be duly executed as of the date first above written.

BROWN BROTHERS HARRIMAN & CO.	MATTHEWS A SHARE SELECTIONS FUND, LLC

By:	By:
Name:	Name:
Title:	Title:

Brown Brothers Harriman & Co. (“BBH&Co.”) is a limited partnership organized under the laws of the United States of America (“US”) and is subject to the US Treasury Regulations set forth under 31 CFR 500, et seq. BBH&Co. may not establish any relationship with any Prohibited Person or Entity as such term is defined under the regulations. No customer of BBH&Co. may be owned or controlled by an entity or person: (i) that is listed in the Annex to, or is otherwise subject to the provisions of Executive Order 13224, issued on September 24, 2001 (“EO13224”) <www.treasury.gov/offices/enforcement/ofac/programs/terror/terror.pdf>; (ii) whose name appears on the United States Treasury Department’s Office of Foreign Assets Control (“OFAC”) most current list of “Specifically Designated National and Blocked Persons” (which list may be published from time to time in various mediums including, but not limited to, the OFAC website; (iii) who commits, threatens to commit or supports “terrorism”, as such term is defined in EO13224; or (iv) who is otherwise affiliated with any entity or person listed above (any and all parties or persons described in clauses (i) through (iv) above are herein referred to as a “Prohibited Person”).

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APPENDIX A

To

CUSTODIAN AGREEMENT

between

Matthews A Share Selections Fund, LLC

and

Brown Brothers Harriman & Co.

dated July 31 2014

FUNDS

Matthews ADF-US Series

Matthews CF-US Series

1

FUNDS TRANSFER SERVICES SCHEDULE

(“FTSS”)

In accordance with Section 4.2 of the Agreement, the Company acknowledges the following terms and conditions in respect of all funds transfers effected by the Custodian. References to UCC4A shall mean Article 4A of the Uniform Commercial Code as currently in effect in the State of New York. Terms not otherwise defined herein shall have the meanings accorded to them in the Agreement.

1.          Transmission of Payment Orders. Each fund transfer Instruction (each, a FT Instruction) shall be transmitted by such secured or authenticated means and subject to such security procedures as the Custodian shall make available to the Company from time to time (such transmission method and security procedures, a Custodian Designated Security Procedure), unless the Company shall elect to transmit such FT Instruction in accordance with a Company Designated Security Procedure (as defined in Section 3 below). The Company acknowledges and agrees that the Custodian will use the security procedures referenced in Sections 2 and 3 below solely to authenticate a FT Instruction, as set forth herein, and not to detect any errors or omissions therein.

2.          Custodian Designated Security Procedure. The Custodian will make the following Custodian Designated Security Procedures available to the Company for use in communicating FT Instructions to the Custodian:

▪ BBH Worldview® Payment Products. The Custodian offers to the Company use of its BBH Worldview Payment Products (BBH Worldview) which are Custodian proprietary on-line payment order authorization facilities with built-in authentication procedures. The Custodian and the Company shall each be responsible for maintaining the confidentiality of passwords or other codes used by them in connection with BBH Worldview. The Custodian will act on FT Instructions received through BBH Worldview without duty of further confirmation unless the Company notifies the Custodian that its password is not secure. The Company agrees that access to, and use of, BBH Worldview shall be governed by an Electronic and On-line Services Schedule, which the Company will execute prior to access to BBH Worldview.

▪ SWIFT Transmission. The Custodian and the Company shall comply with SWIFT’s authentication procedures. The Custodian will act on FT Instructions received via SWIFT provided the instruction is authenticated by the SWIFT system.

▪ Written Instructions. Instructions may be transmitted in an original writing that bears the manual signature of an Authorized Person(s).

3.          Company Designated Security Procedure. FT Instructions may be transmitted through such other means, and subject to such additional security procedures, as may be elected by the Company (or by an Authorized Person entitled to give Instructions) and acknowledged and accepted by the Custodian (the transmission methods and security procedures referenced below, as may be supplemented by such additional security procedures, each a Company Designated Security Procedure); it being understood that the Custodian’s acknowledgment shall authorize it to accept such means of delivery but shall not represent a judgment by the Custodian as to the reasonableness or security of the means utilized by the Company.

▪ Computer Transmission. The Custodian is able to accept transmissions sent from the Company’s computer facilities to the Custodian’s computer facilities. If the Company determines to use its proprietary transmission or other electronic transmission method, it must provide Custodian sufficient notice and information to allow testing or other confirmation that FT Instructions received via the Company Designated Security Procedure can be processed in good time and order. The Custodian may require the Company to execute additional documentation prior to the use of such transmission method.

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▪ Facsimile Transmission.

A FT Instruction transmitted to the Custodian by facsimile transmission must be transmitted by the Company to a telephone number specified from time to time by the Custodian for such purposes. The Custodian will then follow one of the procedures below:

i.	If the facsimile requests a non-repetitive order, the Custodian will call the Company and request to speak to a person authorized to validate orders on behalf of the Company, and confirm the authorization and details of the payment order (a Callback);

ii.	If the facsimile FT Instruction pertains to a repetitive payment order (see Section 6 below), the Custodian may (at its sole discretion) perform a Callback. The Company acknowledges that prior to its issuance of any repetitive payment order, it must (a) request that the appropriate repetitive payment order process be approved and set up at the Custodian, and (b) complete such documentation as may be required by the Custodian, including a PPO (as defined in Section 6).

The Custodian shall rely on the purported identity of the originator but due to the lack of reliability of a facsimile signature, it will not perform signature verification on facsimiles.

▪ Telephonic Transmission. The Company may call a telephonic payment order into the Custodian at the telephone number designated from time-to-time by the Custodian for that purpose. The caller shall identify herself/himself as an Authorized Person. The Custodian shall obtain the FT Instruction details from the caller. The Custodian shall then follow one of the procedures below:

i.	If the telephonic FT Instruction pertains to a non-repetitive payment order, the Custodian will perform a Callback; or

ii.	If the telephonic FT Instruction pertains to a repetitive payment order (see Section 7 below), the Custodian may (at its sole discretion) perform a Callback. The Company acknowledges that prior to its issuance of any repetitive payment order, it must (a) request that the appropriate repetitive payment order process be approved and set up at the Custodian, and (b) complete such documentation as may be required by the Custodian, including a PPO.

In electing to transmit a FT Instruction via a Company Designated Security Procedure, the Company (i) agrees to be bound by the transaction(s) or payment order(s) specified on said FT Instruction, whether or not authorized, and accepted by the Custodian in compliance with such Company Designated Security Procedure, and (ii) accepts the risk associated with such Company Designated Security Procedure and confirms it is commercially reasonable for the transmission and authentication of the FT Instruction.

The parties agree that the Company’s transmission of a FT Instruction by means of any of the above Company Designated Security Procedures, and the Custodian’s acceptance and execution of such FT Instruction shall constitute a FT Instruction sent via a Company Designated Security Procedure and governed by the terms of this FTSS.

4.          Rejection of Payment Orders; Rescission of Designated Security Procedure. The Custodian shall give the Company timely notice of the Custodian’s rejection of a FT Instruction. Such notice may be given in writing, via a Custodian Designated Security Procedure or any Company Designated Security Procedure used by the Company, or orally by telephone, each of which is hereby deemed commercially reasonable. In the event the Custodian fails to execute a properly executable FT Instruction and fails to give the Company notice of the Custodian’s non-execution, the Custodian shall be liable only for the Company’s actual damages and only to the extent that such damages are recoverable under UCC4A. The Custodian, after providing prior written notice, may decide to no longer accept a particular Company Designated Security Procedure or Custodian Designated Security Procedure, or to do so only on revised terms, in the event that it determines that such agreed or established method of transmission represents a security risk or is attendant to any general change in the Custodian’s policy regarding FT Instructions. Notwithstanding anything in this FTSS and the Agreement to the contrary, the Custodian shall in no event be liable for any consequential, indirect, special or punitive damages under this FTSS, whether or not such damages relate to services covered by UCC 4A, even if the Custodian was advised of the possibility of such damages.

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5.          Cancellation of Payment Orders. The Company may cancel a FT Instruction by sending the Custodian a cancellation FT Instruction, but the Custodian shall have no liability for the Custodian’s failure to act on a cancellation FT Instruction unless the Custodian has received such cancellation FT Instruction at a time and in a manner affording the Custodian reasonable opportunity to act prior to the Custodian’s execution of the original FT Instruction. Any cancellation FT Instruction shall be sent and confirmed by such means as is set forth in Section 2 or 3 above.

6.          Preauthorized Repetitive Payment Orders. The Company may establish with the Custodian a process to preauthorize certain repetitive payments or transfers. The Company will execute all documentation required by the Custodian, including a separate Preauthorized Repetitive Payment Order (PPO) form. The PPO shall be delivered to the Custodian in writing or by another Custodian Designated Security Procedure or Company Designated Security Procedure, and will become effective after the Custodian shall have had a reasonable opportunity to act thereon (or if later, two (2) banking days after receipt by the Custodian). The PPO may take the form of either:

(i)	A standing instruction in which the Company provides in the PPO all required information for a FT Instruction (except for the transfer date and amount) on a “standing instructions” basis. The Company may from time-to-time instruct the Custodian to make a payment under the PPO, in writing or another Custodian Designated Security Procedure or Company Designated Security Procedure, which instruction shall reference the repetitive line number (a number assigned to it by the Custodian after execution of the PPO), details of the payment, the transfer date and the amount of the transfer; or

(ii)	A recurring instruction in which the Company supplies all required information for a FT Instruction with an instruction to process such payments with a specific frequency.

7.          Responsibility for the Detection of Errors in Payment Orders; Liability of the Parties. The purpose of any Company Designated Security Procedure or Custodian Designated Security Procedure is to confirm the authenticity of any FT Instruction and is not designed to detect errors or omissions in such FT Instructions. Therefore, the Custodian is not responsible for detecting any Company error or omission contained in any FT Instruction received by the Custodian. In the event that the FT Instruction either (i) identifies the beneficiary by both a name and an identifying or bank account number and the name and the number identify different persons or entities, or (ii) identifies a bank by both a name and an identifying number and the number identifies an entity different from the bank identified by name, execution of the relevant payment order, payment to the beneficiary, cancellation of the payment order or actions taken by the Custodian or the bank in respect of such payment order may be made solely on the basis of the number.

The Custodian shall not be liable for interest on the amount of any FT Instruction that was not authorized or was erroneously executed unless the Company so notifies the Custodian within thirty (30) Business Days following the Company’s receipt of notice that such FT Instruction was processed. Any compensation payable in the form of interest shall be payable in accordance with UCC 4A. If a FT Instruction in the name of the Company and accepted by the Custodian was not authorized by the Company, the liability of the parties will be governed by the applicable provisions of UCC 4A.

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ELECTRONIC AND ON-LINE SERVICES

SCHEDULE

This Electronic and On-Line Services Schedule (this Schedule) to a Custodian Agreement dated as of July 31st, 2014 (as amended from time to time hereafter, the Agreement) by and between Brown Brothers Harriman & Co. (we, us our) and Matthews A Share Selections Fund, LLC (you, your), provides general provisions governing your use of and access to the Services (as hereinafter defined) provided to you by us via the Internet (at www.bbhco.com or such other URL as we may instruct you to use to access our products) and via a direct dial-up connection between your computer and our computers, as of July 31st, 2014 (the Effective Date). Use of the Services constitutes acceptance of the terms and conditions of this Schedule, any Appendices hereto, the Terms and Conditions posted on our web site, and any terms and conditions specifically governing a particular Service or our other products, which may be set forth in the Agreement or in a separate related agreement (collectively, the Related Agreements). Terms not otherwise defined herein shall have the meanings accorded to them in the Agreement.

1.	General Terms.

You will be granted access to our suite of online products, which may include, but shall not be limited to the following services via the Internet or dial-up connection (each separate service is a Service; collectively referred to as the Services):

1.1.	BBH WorldView®, a system for effectuating securities and fund trade instruction and execution, processing and handling instructions, and for the input and retrieval of other information;

1.2.	F/X WorldView, a system for executing foreign exchange trades;

1.3.	Fund WorldView, a system for receiving fund and prospectus information;

1.4.	BBHCOnnect, a system for placing securities trade instructions and following the status and detail of trades;

1.5.	ActionViewSM, a system for receiving certain corporate action information; and,

1.6.	Such other services as we shall from time to time offer.

2.	Security / Passwords.

2.1.	A digital certificate and/or an encryption key may be required to access certain Services. You may apply for a digital certificate and/or an encryption key by following the procedures set forth at http://www.bbh.com/certs/. You also will need an identification code (ID) and password(s) (Password) to access the Services.

2.2.	You agree to safeguard your digital certificate and/or encryption key, ID, and Password and not to give or make available, intentionally or otherwise, your digital certificate and/or encryption key, ID, and/or Password to any unauthorized person. You must immediately notify us in writing if you believe that your digital certificate and/or encryption key, Password, or ID has been compromised or if you suspect unauthorized access to your account by means of the Services or otherwise, or when a person to whom a digital certificate and/or an encryption key, Password, or ID has been assigned leaves or is no longer permitted to access the Services.

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2.3.	We will not be responsible for any breach of security, or for any unauthorized trading or theft by any third party, caused by your failure (be it intentional, unintentional, or negligent) to maintain the confidentiality of your ID and/or Password and/or the security of your digital certificate and/or encryption key.

3.	Instructions.

3.1.	Proper instructions under this Schedule shall be provided as designated in the Related Agreements (Instructions).

3.2.	The following additional provisions apply to Instructions provided via the Services:

a.	Instructions sent by electronic mail will not be accepted or acted upon.

b.	You authorize us to act upon Instructions received through the Services utilizing your digital certificate, ID, and/or Password as though they were duly authorized written instructions, without any duty of verification or inquiry on our part, and agree to hold us harmless for any losses you experience as a result.

c.	From time to time, the temporary unavailability of third party telecommunications or computer systems required by the Services may result in a delay in processing Instructions. In such an event, we shall not be liable to you or any third party for any liabilities, losses, claims, costs, damages, penalties, fines, obligations, or expenses of any kind (including without limitation, reasonable attorneys’, accountants’, consultants, or experts’ fees and disbursements) that you experience due to such a delay.

4.	Electronic Documents.

We may make periodic statements, disclosures, notices, and other documents available to you electronically, and, subject to any delivery and receipt verification procedures required by law, you agree to receive such documents electronically and to check the statements for accuracy. If you believe any such statement contains incorrect information, you must follow the procedures set forth in the Related Agreement(s).

5.	Use of Products.

The Custodian hereby represents and warrants that (i) the Custodian has the right to use all of the products listed in Section 1 hereof (the Products), and has the power and authority to allow the Company to use the Products in accordance with any applicable licensing agreements or other arrangements governing their use; and (ii) unless otherwise notified by Custodian to the Company, no third party consents, assignments or licenses are necessary to perform under this Schedule. The Custodian agrees to promptly notify the Company in writing if any facts or circumstances arise that would make any of the representations in this Schedule inaccurate in any way.

6.	Malicious Code.

You understand and agree that you will be responsible for the introduction (by you, your employees, agents, or representatives) into the Services, whether intentional or unintentional, of (i) any virus or other code, program, or sub-program that damages or interferes with the operation of the computer system containing the code, program or sub-program, or halts, disables, or interferes with the operation of the Services themselves; or (ii) any device, method, or token whose knowing or intended purpose is to permit any person to circumvent the normal security of the Services or the system containing the software code for the Services (Malicious Code). You agree to take all necessary actions and precautions to prevent the introduction and proliferation of any Malicious Code into those systems that interact with the Services.

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7.	Indemnification.

For avoidance of doubt, the parties hereby agree that the provisions in the Related Agreement(s) related to the indemnification of the parties and any limitations on the liability of and responsibilities between the parties shall be applicable to this Schedule, and are hereby expressly incorporated herein. You agree that the Services are comprised of telecommunications and computer systems, and that it is possible that Instructions, information, transactions, or account reports might be added to, changed, or omitted by electronic or programming malfunction, unauthorized access, or other failure of the systems which comprise the Services, despite the security features that have been designed into the Services. You agree that we will not be liable for any action taken or not taken in complying with the terms of this Schedule, except for our willful misconduct, bad faith or negligence. The provisions of this Section 7 shall survive the termination of this Schedule and the Related Agreements.

8.	Payment.

You may be charged for services hereunder as set forth in a fee schedule from time to time agreed by us.

9.	Term/Termination.

9.1.	This Schedule is effective as of the date you sign it or first use of the Services, whichever is first, and continues in effect until such time as either you or we terminate the Schedule in accordance with this Section 9 and/or until your off-line use of the Services is terminated.

9.2.	We may terminate your access to the Services at any time, for any reason, with five (5) Business Days’ prior notice; provided that we may terminate your access to the Services with no prior notice (i) if your account with us is closed, (ii) if you fail to comply with any of the terms of this Schedule, (iii) if we believe that your continued access to the Services poses a security risk, or (iv) if we believe that you are violating or have violated applicable laws, and we will not be liable for any loss you may experience as a result of such termination. You may terminate your access to the Services at any time by giving us ten (10) Business Days’ notice. Upon termination, we will cancel all your Passwords and IDs, and any in-process or pending Instructions will be carried out or cancelled, at our sole discretion.

10.	Miscellaneous.

10.1.	Notices. All notices, requests, and demands (other than routine operational communications, such as Instructions) shall be in such form and effect as provided in the Related Agreement(s).

10.2.	Inconsistent Provisions. Each Service may be governed by separate terms and conditions in addition to this Schedule and the Related Agreement(s). Except where specifically provided to the contrary in this Schedule, in the event that such separate terms and conditions conflict with this Schedule and the Related Agreement(s), the provisions of this Schedule shall prevail to the extent this Schedule applies to the transaction in question.

10.3.	Binding Effect; Assignment; Severability. This Schedule shall be binding on you, your employees, officers and agents. We may assign or delegate our rights and duties under this Schedule at any time without notice to you. Your rights under this Schedule may not be assigned without our prior written consent. In the event that any provision of this Schedule conflicts with the law under which this Schedule is to be construed or if any such provision is held invalid or unenforceable by a court with jurisdiction over you and us, such provision shall be deemed to be restated to effectuate as nearly as possible the purposes of the Schedule in accordance with applicable law. The remaining provisions of this Schedule and the application of the challenged provision to persons or circumstances other than those as to which it is invalid or unenforceable shall not be affected thereby, and each such provision shall be valid and enforceable to the full extent permitted by law.

10.4.	Choice of Law; Jury Trial. This Schedule shall be governed by and construed in accordance with, and the legal relations between the parties shall be determined in accordance with, the laws of the State of New York, without giving effect to the principles of conflicts of laws. Each party agrees to waive its right to trial by jury in any action or proceeding based upon or related to this Schedule. The parties agree that all actions and proceedings based upon or relating to this Schedule shall be litigated exclusively in the federal and state courts located within New York City, New York.

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The undersigned acknowledges that (I/we) have received a copy of this document.

Matthews A Share Selections Fund, LLC (“you”)

By:

Title:

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